SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
___________
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported):  July 31, 1998

VWR SCIENTIFIC PRODUCTS CORPORATION
(Exact name of registrant as specified in its charter)


     Pennsylvania		             0-14139		    91-1319190
(State or other jurisdiction    (Commission File Number)		(IRS Employer
    of incorporation)				                  Identification No.)

	1310 Goshen Parkway
	       West Chester, PA				   19380
	(Address of principal executive offices)		(Zip Code)

Registrant's telephone number, including area code:  (610) 431-1700

Not Applicable
		(Former name or former address, if changed since last report)



ITEM 2.	ACQUISITION OR DISPOSITION OF ASSETS
	On July 31, 1998, VWR Scientific Products Corporation (VWR or the Corporation) completed the acquisition (the Acquisition) of a group of companies (the Science Kit Group) pursuant to a stock purchase agreement dated as of July 21, 1998 among the Corporation, the Science Kit Group, Charles E. Balbach and Paul F. Eckel (the Acquisition Agreement). The Science Kit Group is a leading supplier of science education products to school systems and educational institutions in the United States and Canada. The Science Kit Group consists of Science Kit Inc., Boreal Laboratories, Ltd., Wards Natural Science Establishment, Inc., Central Scientific Company, Arbor Scientific Co. Limited, Central Scientific Company of Canada Limited and Wards Natural Science Ltd. Prior to the closing of the Acquisition, each of the companies comprising the Science Kit Group was owned either directly or indirectly by Charles E. Balbach and Paul F. Eckel. 1996 revenues of the Science Kit Group were $66 million.
	The cash purchase price paid by VWR at the closing of the
Acquisition was $110 million. The cash purchase price paid by the Registrant is subject to a post-closing adjustment on or about sixty days following closing based on the net worth of the Science Kit Group as of the closing.
	VWRs offer to purchase the Science Kit Group was made pursuant to a private auction held by Nationsbank, N.A. VWRs bid, which was approved by its Board of Directors, was based upon an assessment of the value of the Science Kit Group. The consideration paid by VWR to acquire the Science Kit Group was financed with the proceeds received by VWR from borrowings under VWRs $250 million credit agreement entered into by VWR and certain of its subsidiaries on July 31, 1998. See Item 5.
	ITEM 5.	OTHER EVENTS
	Refinancing
	On July 31, 1998, VWR and certain of its subsidiaries
(collectively, the Borrowers) entered into a credit agreement (the Credit Agreement) among the Borrowers, the several lenders from time to time parties thereto (the Lenders), PNC Bank, National Association, as Administrative Agent and Documentation Agent for the Lenders thereunder (the Agent), and Bank of America National Trust and Savings Association, as Syndication Agent.
Pursuant to the Credit Agreement, the Lenders have established for the Borrowers from July 31, 1998 until July 30, 2003 two unsecured revolving lines of credit in an aggregate amount not to exceed U.S. $250 million. One of the lines of credit is a reducing revolving credit facility for borrowings in United States dollars (the U.S. Facility) in an amount not to exceed $233 million, which amount shall be reduced by $25 million on each of July 31, 2001 and July 31, 2002. The other line of credit is a revolving credit facility for borrowings in Canadian dollars (the Canadian Facility) in an amount not to exceed the Canadian equivalent of U.S. $17 million. The Credit Agreement replaced a former credit facility.
	The proceeds of the initial advance under the U.S. Facility were used by the Borrowers principally as follows: (i) approximately $89 million was used by VWR to repay indebtedness outstanding under VWRs former credit facility, (ii) $110 million was used to fund the cash purchase price paid by VWR at the closing of the Acquisition, and (iii) approximately $12 million was used by VWR to repay certain indebtedness of the Science Kit Group outstanding as of July 31, 1998.
	Advances under the U.S. Facility shall bear interest at rates based on, at the election of the Borrowers, either of the following indices plus certain margins set forth in the Credit Agreement: (i) the London Interbank Offered Rate or (ii) the higher of the prime rate announced from time to time by the Agent or the Federal Funds Rate plus 0.5% per annum. Advances under the Canadian Credit Facility shall bear interest at rates based on, at the election of the Borrowers, either of the following indices plus certain margins set forth in the Credit Agreement: (i) the cost at which Bank of America Canada can obtain Canadian dollars in the interbank market, or (ii) the prime rate announced from time to time by Bank of America Canada.

	ITEM 7.	FINANCIAL STATEMENTS, PRO FORMA FINANCIAL INFORMATION AND
EXHIBITS.
		(a)	Financial Statements of Businesses Acquired.
		Pursuant to Rule 3-05(b)(2)(i) of Regulation S-X, no financial statements for the Science Kit Group are included in this report.
		(b)	Pro Forma Financial Information.
		No pro forma financial information is required to be included in this report under Rule 11-01 of Regulation S-X.
		(c)	Exhibits.
		Exhibit Number
		(Referenced to
		Item 601 of
		Regulation S-K)	Description of Exhibit
	2.1				Stock Purchase Agreement
	Schedules referred to in the Stock Purchase Agreement are listed and briefly described in the Table of Contents thereof and are omitted from this filing. VWR agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request, in accordance with
Item 601(b) (2) of Regulation S-K.



SIGNATURES
	Pursuant to the requirements of the Securities Exchange Act of 1934, VWR has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

                                         VWR SCIENTIFIC PRODUCTS
CORPORATION
             Date:  August 14, 1998	By:/s/ David M. Bronson

	David M. Bronson
	Senior Vice President Finance,
	Chief Financial Officer and
                                          Secretary



EXHIBIT INDEX
Exhibit No.	Title
2.1	Stock Purchase Agreement.

	Schedules referred to in the Stock Purchase Agreement are listed and briefly described in the Table of Contents thereof and are omitted from this filing. VWR agrees to furnish supplementally a copy of any omitted schedule to the Commission upon request, in accordance with Item 601(b) (2) of Regulation S-K.